                    SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

[Amendment No. _______________]

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Definitive Proxy Statement
[X] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

UNOCAL CORPORATION
(Name of Registrant as Specified in Its Charter)

BRIGITTE M. DEWEZ, ESQ.
(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
    14a-6(j)(2).
    No Fee Required: Fee paid March 1, 1994 to Lockbox

[ ] $500 per each party to the controversy pursuant to Exchange
    Act Rule 14a-6(i)(3).

[ ] Fee computed on table below per Exchange Act Rules
    14a-6(i)(4) and 0-11.

  1) Title of each class of securities of which transaction
     applies:
  _________________________________________________________

  2) Aggregate number of securities to which transaction
     applies:
  _________________________________________________________

  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*
  _________________________________________________________

  4) Proposed maximum aggregate value of transaction:
  _________________________________________________________

* Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:______________________________________
2) Form, Schedule or Registration Statement No.:________________
3) Filing Party:________________________________________________
4) Date Filed:__________________________________________________

SPECIAL                                   [UNOCAL LOGO HERE]
EDITION

                           SEVENTY SIX
                                                  APRIL 1994

[A photograph appears here. The picture is of a group of people, mostly Myanmar nationals and mostly children. There are also a Unocal employee and a contract employee. The group is facing the camera, some waving their hands to the camera.] The caption under the picture reads: From 1990 to 1992, during an onshore exploration program in Myanmar, Unocal people - both employees and contractors
- - had the opportunity to participate in community life, helping to build mutual understanding and respect.

                       Unocal in Myanmar:
                      ENERGY PROJECTS BRING
                      A POSITIVE INFLUENCE

Over the past year, Unocal's activities in Myanmar
(formerly Burma) have become a source of controversy.
"Human rights groups and environmentalists have come to us with their concerns," said John Imle, Jr., president of Unocal's Energy Resources Division. "So it's important to communicate our beliefs and values, as well as the facts about our activities there."

[A shaded oval with text is inserted into the text here.] The text reads: Unocal people are ambassadors for a system of ideas and values from a world far beyond the borders of Myanmar.

     From 1990 to 1992, Unocal operated an onshore exploration program in Myanmar. When no commercial quantities of crude oil or natural gas were found, the project ended. Now Unocal is participating in a natural gas project offshore Myanmar.
     "We share a very fundamental belief at Unocal,"
Imle said, "based on 40 years' experience doing business in the international arena. Time and again, we've seen how our presence has helped improve the quality of life for people in developing countries -- regardless of a country's politics."

           PEOPLE BENEFIT FROM OUR PRESENCE
     During Unocal's onshore exploration program in Myanmar, the company employed a total of some 2,000 nationals, both directly and indirectly.
     "The people also benefited," said Imle, "in ways that go beyond economic gains. Our project exposed people to valuable knowledge and experience that will stay with them the rest of their lives."
     Imle noted that local doctors received modern training and medical supplies. Cooks learned basic principles of hygiene to help stop the spread of disease. Drillers and other field personnel were taught safer work practices and techniques. Workers had access to high-quality medical care, some for the first time in their lives.
     Unocal expatriates lived and worked alongside the local employees, who represented a wide range of ethnic groups and religious beliefs. "These Unocal people were, in effect, ambassadors for a system of ideas and values from a world far beyond the borders of Myanmar,"
Imle explained.

               GAS PROJECT BASED ON ETHICAL VALUES
     "At Unocal, it's one of our core values to meet the highest ethical standards, wherever we do business," Imle said. "I feel very strongly about that and want people to know that this applies absolutely to our current project in Myanmar."

[A shaded circle with text is inserted into the text here.] The text reads: We make sure wages are fair and working conditions are safe.

     Unocal and its partner, the French oil company
Total, plan to develop the Yadana natural gas field, about 50 miles offshore Myanmar. Total is the operator.
Because the major market for the gas is Thailand, the project includes plans for construction of a gas export pipeline.

[A map appears here showing the offshore pipeline route through Myanmar. The map includes Myanmar, the surrounding countries, and the surrounding bodies of water.] The caption reads: About 85 percent (some 220 miles) of the proposed natural gas export pipeline from the Yadana field is offshore.

     The pipeline's total length from the offshore field to the Thai border is approximately 260 miles.
While most of the pipeline is offshore, a segment roughly 40 miles long will cross land in Myanmar.
     Imle added, "Our operator-partner Total is as committed as we are to seeing that this entire project follows exemplary standards for ethical conduct and environmental care. There's full cooperation between the two companies, and we communicate regularly about all aspects of the project."

                  ENVIRONMENTAL CARE A PRIORITY
     The exact path of the pipeline has not yet been determined along the eastern section through Myanmar, where three options are under consideration. "Final route selection depends in large part on which path has the least environmental impact," Imle said.
     Much of the proposed pipeline route follows river valleys with mostly scrub vegetation and some farmland.
Construction of the buried pipeline will require clearing a path about 100 feet wide. After construction, the width of the cleared corridor will be reduced to about 50 feet.
     "A key point," Imle emphasized, "is to make sure there's minimal environmental impact every inch of the way."
     The pipeline's last fifteen miles or so -- just before it reaches the Thai border -- is the most environmentally sensitive. Each of the three route options includes forested areas, but none are teak forests. Said Imle, "We'll take care to cut as few trees as possible. But this project in no way requires any massive destruction of rain forest or teak trees."

                     VILLAGERS UNDISTURBED,
                     WORKERS TREATED FAIRLY
     "When I meet with critics of this project and listen to the misinformation
SEE REVERSE

[A map titled "Pipeline Route Options" appears here. The map shows the proposed pipeline routes from the Andaman Sea to the Thai border.] The caption reads: The last 40 miles of the proposed pipeline from the offshore field to the Thai border crosses land in Myanmar. At the Tavoy River, three route options are under review. The aim is to select the path with the least environmental impact.

UNOCAL IN MAYANMAR
CONTINUED
that's out there, what
disturbs me most are the allegations that people may be suffering as a result of our project," Imle said. "We would not allow that to happen. Speaking simply as a Unocal employee, I'm saddened to think there could be such a fundamental misunderstanding of who we are and what we believe in."

[A shaded diamond with text is inserted into the text here.] The text reads: A key goal for the gas pipeline: minimal environmental impact every inch of the way.

                    ROUTE LARGELY UNINHABITED
     The proposed pipeline route was selected because it passes through a largely uninhabited area, Imle pointed out. A few villages are along the way, the closest being Da Min Seik, where the pipeline comes ashore. We've found no evidence here or elsewhere along the route, Imle said, of villagers being displaced because of the pipeline's proposed path.
     There have also been allegations that forced labor was being used to build infrastructure Unocal needs for construction of the project.
     Imle pointed out that because of Unocal's onshore exploration program in Myanmar, the company has first-hand experience in how infrastructure is built there to support a project.

[A drawing of John F. Imle, Jr., Unocal Executive Vice President, appears here.] The caption reads: John F. Imle, Jr.

     "We strictly supervise how work is carried out on our behalf by contractors," he said. "We make sure wages are fair and working conditions are safe. This is the only way we have done business or will do business."
Isolation versus positive involvement
     "I have profound respect for people who work to help the world become a better place," Imle said. "All of us share that vision. But I just can't agree with those who would close the door on the people of Myanmar.
     "If you ask the citizens there who have worked with us -- and some are now involved in the Yadana gas project -- I don't think you'll find anyone who believes we should pack up our project and leave the country."

                    UNOCAL IN SOUTHEAST ASIA

Unocal operates highly successful energy production projects in Thailand, Indonesia, and the Philippines. These projects, like the natural gas venture in Myanmar, make significant improvements in the lives of the residents of these countries.

- - Transfer of U.S. technology and expertise.
  Support of community services, including schools and medical facilities.
- - Support of local businesses through purchase of goods and services for Unocal projects and employees.
- - More than 95 percent of Unocal's employees in Southeast Asia are nationals, who hold a total of more than 3,000 jobs in Indonesia, the Philippines and Thailand.
- - More than one-third of Thailand's electricity is generated by power plants running on Unocal-produced natural gas. Since 1981, Unocal has produced more than 2 trillion cubic feet of gas and 73 million barrels of condensate in Thailand.
- - On the Philippines' main island of Luzon, 25 percent of its electricity is generated using steam from Unocal-operated production wells at Tiwi and Mak-Ban.
- - Unocal has produced more than 625 million barrels of oil and 1.2 trillion cubic feet of natural gas in Indonesia since 1972, supporting economic development through energy exports and utilization.
- - Unocal is now developing geothermal resources in Indonesia to provide electricity for growing populations.
- - Since 1980, Unocal Thailand's technical training center has graduated more than 800 workers in advanced petroleum technology for jobs in offshore operations.

                   STATEMENT OF PRINCIPLES

    A CODE OF CONDUCT FOR DOING BUSINESS INTERNATIONALLY


    Meet the highest ethical standards in all of our business
                           activities.

      Conduct business in a way that engenders pride in our employees and respect from the world community.

             Treat everyone fairly and with respect.

     Offer equal employment opportunity for all host country nationals, regardless of race, ethnic group or sex.

     Make sure that a very high percentage of the work force
                          is nationals.

     Train and develop national employees so they have full
      access to opportunities for professional advancement and positions at higher levels in the organization.

            Maintain a safe and healthful workplace.

     As employees, value and protect each others' health and safety as highly as we do our own.

   Use local goods and services as much as practical, whenever they're competitive and fit our needs.

   Improve the quality of life in the communities where we do business.

       Contribute -- and not just economically -- to local communities, so that our presence enhances people's lives in long-lasting, meaningful ways.

                    Protect the environment.

      Take our environmental responsibilities seriously and abide by all environmental laws of our host country, as we do in the United States.

                Communicate openly and honestly.

     Maintain our policy of encouraging meaningful dialogue
      with concerned shareholders, employees, the media and
                     members of the public.

   Be a good corporate citizen and a good friend of the people of our host country.

[A photograph appears here. The photo shows a crew working on building a road in central Myanmar.] The caption reads: To make sure wages are fair and working conditions safe, Unocal strictly supervises the construction of all project infrastructure. Shown above, roadbuilding carried out for Unocal's onshore exploration program conducted in central Myanmar, 1990 through 1992.

[A photograph appears here. It is a landscape photo depicting the terrain and vegetation.] The caption reads: For the Myanmar pipeline project, the portion approaching the Thai border is the most environmentally sensitive because it crosses forested areas. These are not teak forests, however, and care will be taken to cut as few trees as possible.

This special edition of SEVENTY SIX was producted by the Corporate Communications Department, Unocal Corporation, P.O. Box 7600, Los
Angeles, CA 90051.

Printed on recycled paper.

     GRAPHIC AND IMAGE MATERIAL NARRATIVE CROSS-REFERENCE APPENDIX

The following is a listing of narrative descriptions of graphic and image material contained in the body of the document:

PAGE 1:

        1.  PHOTOGRAPH.  Myanmar nationals with Unocal employees and contractors.

        2.  CALLOUT.     "Unocal people are ambassadors for a system
                          of ideas and values from a world far beyond the borders of Myanmar."

        3.  CALLOUT.     "We make sure wages are fair and working
                          conditions are safe."

        4.  MAP.         Offshore pipeline route through Myanmar.

PAGE 2:

        5.  MAP.         Proposed pipeline routes.

        6.  DRAWING.     John F. Imle, Jr.

        7.  CALLOUT.     "A key goal for the gas pipeline: Minimal
                          environmental impact every inch of the way."

        8.  PHOTOGRAPH.  Crew working on building a road in central Myanmar.

        9.  PHOTOGRAPH.  Landscape photo.